UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 19, 2015

MMA Capital Management, LLC

__________________________________________

(Exact name of registrant as specified in its charter)

Delaware	001-11981	52-1449733
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

621 E Pratt Street, Suite 600, Baltimore, Maryland		21202
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(443) 263-2900

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Employment Agreements for the Chief Executive Officer and Executive Vice President

On November 19, 2015, the registrant entered into employment agreements with Michael L. Falcone and Gary A. Mentesana,  to continue as its Chief Executive Officer and Executive Vice President, respectively. The agreements are effective January 1, 2016 and remain effective through December 31, 2018.  A brief description of the material terms and conditions of these agreements are set forth below under Item 5.02.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 19, 2015,  the registrant entered into employment agreements with Michael L. Falcone and Gary A. Mentesana, to continue as its Chief Executive Officer and Executive Vice President, respectively through December 31, 2018.

The employment agreements contain the following material terms and conditions:

•

The agreements provide for an initial rate of annual base compensation for calendar year 2016 of $555,000 for Mr. Falcone and $500,000 for Mr. Mentesana. The amount of minimum base compensation for each year may be increased at the discretion of the Compensation Committee of the Board of Directors (“Compensation Committee”).

•

In addition to base compensation, Messrs.  Falcone and Mentesana are eligible to receive annual incentive compensation payable in cash, shares, options or otherwise as determined by the Compensation Committee based on individual and company performance.

•

The company may terminate the agreements for cause, which includes gross negligence, intentional misconduct, conviction of a serious crime, breach of certain non-competition restrictions or breach of the duty of loyalty. "Cause" also includes certain violations of law and certain failures by Messrs. Falcone and Mentesana to perform services reasonably requested of them. If we terminate one of the agreements for cause or one of employees terminates his agreement for other than good reason (as defined in the applicable agreement), the applicable employee will receive base salary up through the date of termination but no portion of any incentive compensation for the fiscal year of termination.

•

Upon termination of the agreements (i) by the company without cause, (ii) by the employee for good reason or (iii) because of disability, the employee is entitled to receive benefits through the date of termination, a cash severance of  $1,000,000 for Mr. Falcone and $500,000 for Mr. Mentesana, to be paid in four equal quarterly payments beginning on the first day of the first calendar month following the termination date, and any outstanding deferred cash and equity awards will become fully vested.

•

In the event there is a change of control, as defined in the MMA Capital Management, LLC 2010 Share Incentive Plan (which does not apply to a change of control approved by the Board of Directors of the company as constituted immediately prior to the date such change of control occurs or is deemed to occur), any termination event within the first six (6) months following a change of control shall be deemed to be without cause unless the reason for termination is related to: 1) intentional misconduct; 2) receipt of money in connection with his employment in knowing violation of law; 3) breach of the noncompetition provisions of the agreement; or 4) unappealable conviction of a crime (other than traffic violations).

•	The agreements provide for a death benefit equal to $1,000,000 for Mr. Falcone and $500,000 for Mr. Mentesana in the event of their death.
•

The agreements include a covenant not to compete whereby Mr. Falcone and Mr. Mentesana have agreed not to compete with the company, not to divulge confidential company information, and not to solicit company employees or customers for a period of time following the end of their employment with the company.  The term of the non-compete extends to the later of (i) the date which is twelve months from the date of termination, or (ii) December 31, 2018.

•	The agreements require us to indemnify the employees from any and all liability for acts or omissions performed in the course of their employment.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Employment Agreement between Mr. Michael L. Falcone and the Registrant

10.2 Employment Agreement between Mr. Gary A. Mentesana and the Registrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MMA Capital Management, LLC

November 23, 2015	By:	/s/ Michael L. Falcone
Name: Michael L. Falcone
Title: Chief Executive Officer and President

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement between Mr. Michael L. Falcone and the Registrant

10.2	Employment Agreement between Mr. Gary A. Mentesana and the Registrant